Exhibit 10.7

VIRTUS INVESTMENT PARTNERS, INC.

EXECUTIVE SEVERANCE ALLOWANCE PLAN

Effective as of                 , 2008

ARTICLE 1 - PURPOSE; AMENDMENT AND RESTATEMENT

Virtus Investment Partners, Inc. adopts, effective as of                 , 2008, this Executive Severance Allowance Plan to provide for benefits to certain executives of Virtus Investment Partners, Inc. (“Virtus”) and other affiliates of Virtus, who meet the eligibility requirements set forth in the Plan when their employment is involuntarily terminated by the Employer.

ARTICLE 2 - DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below.

2.01	“Affiliate” means, as to any specified person, each other person directly or indirectly controlling, controlled by or under direct or indirect common control with that specified person. For the purposes of this definition, “control”, when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, or by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, any investment company registered under the Investment Company Act of 1940, as amended, shall not be deemed an Affiliate of any specified person.

2.02	“Affiliated Employer” means any Affiliate of Virtus which has been designated to participate in the Plan by action of the Plan Administrator.

2.03	“Annual Incentive Award” means the compensation payable under any annual incentive plan or such other incentive compensation arrangements as the Employer may designate from time to time as approved by the Committee or the Chief Executive Officer.

2.04	“Base Salary” means the Executive’s annual salary, determined as of the last day of the month immediately preceding the Executive’s Separation Date. The following items shall not be included in determining Base Salary: overtime pay; distributions from a plan of deferred compensation; commissions; bonuses and incentive compensation. In determining this annual salary, however, the following items shall be included: any amount contributed by the Executive as deferred compensation to a cash or deferred arrangement maintained by the Employer pursuant to Code section 401(k); any salary reduction contributions made on behalf of the Executive to a plan maintained by the Employer under Code section 125 or Code section 132(f)(4), and any amounts deferred by the Executive under a nonqualified plan of deferred compensation.

2.05	“Cause” means any conduct by the Executive which is detrimental to the interests of the Employer, including but not limited to: (a) the Executive’s conviction or plea of nolo contendere to a felony or to a lesser crime involving fraud or moral turpitude; (b) an act of misconduct (including, without limitation, a violation of the Employer’s Code of Conduct or any code of ethics of any of its affiliates) on Executive’s part with regard to the Employer; (v) unsatisfactory performance; or (d) the Executive’s failure to attempt or refusal to perform legal directives of the Board or executive officers of the Employer. "Cause" is to be determined in the sole discretion of the Employer.

2.06	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and guidance published thereunder.

2.07	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance published thereunder.

2.08	“Committee” means the Compensation Committee of Board of Directors of Virtus Investment Partners, Inc. (or, if no committee then exists, the Board of Directors).

2.09	“Effective Date” means , 2008, the date that the provisions of the Plan as contained in this document shall become effective.

2.10

“Employee” means any common law employee of the Employer who is actively at work at the time of termination and is a regular (versus temporary) full-time employee working at least 40 hours per week or part-time employee working at least 19 1/4 hours per week.

2.11	“Employer” means Virtus and any other Affiliated Employer that has adopted this Plan with the approval of the Plan Administrator.

2.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance published thereunder.

2.13	“Executive” means (a) an Employee of Virtus who is a Senior Vice President or above and (b) any other Employee (Vice Presidents or other key personnel) of the Employer that the Chief Executive Officer of Virtus has determined to be integral to the formulation or execution of the business strategy of the Employer, and who has been designated in writing by the Chief Executive Officer to be covered under the Plan.

2.14	“Plan” means the Virtus Investment Partners, Inc. Executive Severance Allowance Plan, as amended from time to time.

2.15	“Plan Administrator” means the Benefit Plans Committee of the Employer or the person designated as such by the Benefit Plans Committee.

2.16	“Plan Year” means the calendar year.

2.17	“Separation Date” means the last day of an Executive’s active service with the Employer.

2.18	“Severance Agreement and Release” means an agreement signed by the Executive in a form acceptable to the Employer containing a general release and restrictive covenants, as well as any other clauses the Employer may require.

2.19	“Severance Amount” means the benefit payable under the provisions of Section 3.03.

ARTICLE 3 - SEVERANCE ALLOWANCE BENEFIT

3.01	Qualification: An Executive whose employment is (a) involuntarily terminated by the Employer for any reason, including but not limited to: reduction in force, facility closing, reorganization, consolidation, elimination of position, or (b) terminated voluntarily or involuntarily by resignation at the request of the Employer in writing, shall be qualified for benefits under this Plan, unless the termination is due to a disqualifying event identified in Section 3.02.

3.02	Disqualifying Events: An Executive who might otherwise be qualified for benefits under this Plan shall be disqualified for such benefits by any one of the following events and circumstances:

(a) The Executive fails to continue in the employ of the Employer, satisfactorily performing the Executive’s assigned duties, until the date actually set for the Executive’s termination by the Employer.

(b) The Executive works for a division, sub-division, unit, subsidiary or other identifiable entity that is sold or the assets of which are transferred to an owner other than the Employer, if the Executive is offered employment by the new owner that is substantially comparable to the employment engaged in by the Executive immediately prior to the sale or transfer (whether or not the Executive accepts such offer). The Employer shall, in its discretion, determine what constitutes “substantially comparable” employment.”

(c) The Executive is terminated for Cause.

(d) The Executive’s employment is terminated by reason of retirement (as defined in the Virtus Investment Partners, Inc. 2008 Omnibus Incentive and Equity Plan), resignation (not at the request of the Employer), death, or during or at the conclusion of a leave of absence taken or granted on account of any reason, including permanent or temporary disability.

(e) The Executive refuses to accept a transfer to an assigned job or location, provided the new position is within two pay grades or one band, as applicable of the current position held by the Executive.

(f) The Plan Administrator determines that under the facts and circumstances relating to the Executive’s termination, or because of the Executive’s conduct subsequent to termination, it would be inappropriate to commence or continue severance payments.

(g) The Executive receives or is entitled to receive from the Employer benefits under any severance plan, any severance agreement, or any agreement providing for the payment of severance benefits, including any change in control agreement between the Employer and the Executive, other than this Plan, on account of the Executive’s termination of employment by the Employer.

3.03	Severance Benefits: With respect to any Executive whose employment is terminated for a reason identified in Section 3.01, the following Severance Amount shall be payable, subject to the disqualification provisions of Section 3.02 and Section 3.09, and not any other benefit, except for outplacement services as provided in Section 3.10 and certain employee welfare benefits as provided in Section 3.11:

The Severance Amount equals a plus b, where:

a	=	A cash amount equal to the Executive’s annual Base Salary as of the Separation Date (for the Chief Executive Officer, 1.5 times Base Salary).

b	=	A cash amount equal to the average of the Executive’s actually earned and paid (even if one or both is $0) Annual Incentive Awards for the prior two (2) completed fiscal years (for the Chief Executive Officer, 1.5 times this average). However, for the first two years of the Plan, b = target Annual Incentive Award for the fiscal year in which the Executive’s Separation Date occurs (for the Chief Executive Officer, 1.5 times target).

And

Pro-Rata Incentive = A cash amount equal to a pro-rata portion of the Executive’s actually earned Annual Incentive Award for the fiscal year in which the Executive’s Separation Date occurs. The pro-rata portion of such Annual Incentive Award shall be determined by multiplying the amount actually earned times a fraction, the numerator of which is the number of days during the performance period applicable to such award prior to the Separation Date and the denominator of which is the number of days in the performance period applicable to such award.

3.04	Time and Form of Payment: Except as otherwise provided herein or in Article 5, the Executive will receive payment of the Severance Amount payable under this Plan commencing as soon as practicable after the Separation Date in either (a) an immediate lump sum payment, or (b) equal periodic installments based on the Employer’s pay schedule, such payments to be made until the expiration of the Executive’s severance period or March 15 of the year next succeeding the year in which the involuntary termination occurred, whichever occurs first. In no event will any payment be made earlier than after the execution of, and the expiration of any revocation period related to, any Severance Agreement and Release. If the Severance Agreement and Release is not executed within the required execution period, the Severance Amount and any other benefits under this Plan shall be forfeited. In no event however, shall any lump sum payment or any installment be paid later than March 15 in the year next succeeding the year in which the involuntary termination occurred. Any Pro-Rata Incentive for the fiscal year in which the Executive’s Separation Date occurs will be payable after the Pro-Rata Incentive for that fiscal year is calculated and approved by the Employer. In no event, however, shall any Pro-Rata Incentive payment be paid later than March 15 in the year next succeeding the year in which the involuntary termination occurred.

3.05	Death: If an Executive terminates employment and dies before having received the entire amount of benefits to which the Executive is entitled under this Plan, the balance of such benefits will be paid in a lump sum to (a) the Executive’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Executive’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Executive’s estate as soon as practicable following the Executive’s death but in no event later than March 15 in the year next succeeding the year in which the Executive’s involuntary termination occurred.

3.06	Reemployment by the Employer: In the event that an Executive becomes reemployed by the Employer after having received any benefit pursuant to this Plan or any predecessor or successor to this Plan, such Executive will be required to reimburse the Employer for any benefits received before the Executive’s reemployment.

3.07	Integration with Other Benefits: To the extent that a federal, state or local law may require the Employer to make a payment to an Executive because of that Executive’s involuntary termination, the Severance Amount payable under this Plan shall be applied towards any such payment and not paid in addition to such required payment. Nothing in this Plan shall be used to extend or modify benefits under this Plan because of payments under any state unemployment insurance laws.

3.08	Withholding: The Employer shall have the right to take such action as it deems necessary or appropriate to satisfy any requirement under federal, state or other law to withhold or to make deductions from any benefit payable under this Plan.

3.09	Pre-conditions for Receipt of Benefits: The payment of any benefit under this Plan, including but not limited to Sections 3.03, 3.10 and 3.11, is conditioned upon the Executive complying with all of the following:

(a) refraining from directly or indirectly interfering in any manner with the operations, management or administration of any Employer office, agent or employee and refraining from making any disparaging remarks concerning the Employer, its representatives, agents and employees;

(b) refraining from encouraging, soliciting or suggesting to any and all employees, agents, representatives and/or clients of the Employer that they terminate or alter their current relationship with the Employer;

(c) returning all Employer property provided or developed during the course of employment including, but not limited to: computers, software, cell phones, files, records, identification card, credit cards and Employer manuals;

(d) complying with a continuing obligation to maintain the confidentiality of proprietary information subsequent to termination of employment;

(e) executing a Severance Agreement and Release within the required execution period.

Upon the failure of the Executive to comply with any of the conditions set forth above and in this Plan, all payments hereunder shall immediately cease and the Executive shall immediately reimburse the Employer for all payments previously made hereunder.

3.10	Outplacement Services: An Executive entitled to payment of a Severance Amount as provided in Section 3.03 of this Plan shall be eligible to receive and the Employer shall provide outplacement services, with a firm chosen by the Employer, at a level commensurate with the Executive’s position, for a six-month period beginning on the Separation Date, but in no event ending later than December 31 of the second calendar year following the calendar year in which the involuntary termination occurred.

3.11	Continuation of Benefits: The Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled to continue participation in all of the employee plans providing medical and dental benefits that the Executive participated in prior to the Separation Date in accordance with COBRA; provided, however, that the Executive shall continue to pay the active participant rate monthly for up to the first 12 months of the COBRA period following the Executive’s Separation Date.

ARTICLE 4 - ADMINISTRATION

4.01	The Plan Administrator: The Plan Administrator shall have the sole discretionary authority to interpret the Plan and all questions thereunder, including, without limitation, all questions relating to eligibility to participate in and receive benefits under the Plan. All such actions of the Plan Administrator shall be conclusive and binding on all persons.

4.02	Notification to Executives: The Plan Administrator shall notify an Executive when and if such Executive becomes eligible for benefits under this Plan.

4.03	Claims by Executives: Claims for benefits under the Plan may be filed with the Plan Administrator. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed (or within 180 days if special circumstances require an extension of time for review). In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language reasonably calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement that the claimant has a right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review, if the claimant has exhausted all remedies under the Plan. If notice of the denial of a claim is not furnished to an Executive in accordance with this section within a reasonable period of time, such Executive’s claim shall be deemed denied. The Executive will then be permitted to proceed to the review stage described in Section 4.04.

4.04	Claims Review Procedure: Any Executive, former Executive, or authorized representative or beneficiary of either, who has been denied a benefit either in whole or in part by a decision of the Plan Administrator pursuant to Section 4.03 shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator a written request for review. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than 60 days after receipt of the written notification provided for in Section 4.03. The claimant may submit written comments, documents, records and other information relating to the claim to the Plan Administrator. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant with written or electronic notice of the decision on review within 60 days after the request for review is received by the Plan Administrator (or within 120 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 60-day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under ERISA section 502(a) and that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits. A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

ARTICLE 5 - AMENDMENT AND TERMINATION

The Board of Directors of the Employer has delegated to the Benefit Plans Committee the right at any time, whether in an individual case or more generally, to amend this Plan from time to time without advance notice and to terminate this Plan at any time. No consent of any Executive is required to terminate, modify, amend or change the Plan generally or in an individual case. Any such amendment or termination of this Plan generally shall be accomplished by resolution of the Benefit Plans Committee adopted at a meeting duly called or by unanimous written consent in accordance with the Employer’s Articles of Incorporation, Bylaws, and applicable law. Any amendment or termination of this Plan on an individual basis shall be accomplished by the written action of the Plan Administrator.

ARTICLE 6 - SEVERANCE PAY PLAN LIMITATIONS UNDER ERISA

The Employer intends that this Plan constitute a “severance pay plan” under ERISA and any ambiguities in this Plan shall be construed to effect that intent. As a severance pay plan, notwithstanding any other provision of this Plan: payments hereunder shall not be contingent directly or indirectly, upon the retirement of any Executive or offset by any retirement benefit payable; the total amount of severance payments made and the value of other benefits provided under this Plan to any Executive shall not exceed twice the Executive’s annual compensation during the year immediately preceding the termination of such Executive’s service; and all payments to an Executive under this Plan shall be paid within 24 months after the termination of the Executive’s service.

ARTICLE 7 - MISCELLANEOUS

7.01	Right to Terminate Employment: The fact that a former Executive has failed to qualify for a benefit under this Plan shall not rescind or otherwise affect in any manner whatsoever the Executive’s termination of employment from the Employer, and such failure to qualify for a benefit shall not establish any right of any kind whatsoever (a) to a continuation or to a reinstatement of employment with the Employer or (b) to receive any payment from the Employer in lieu of such benefit.

7.02	Source of Benefits: All benefits paid to a terminated Executive under this Plan shall be paid from the general assets of the Employer, and the status of the claim of a person to any benefit shall be the same as the status of a claim against the Employer by any general unsecured creditor. No person shall look to, or have any claim against, any officer, director, employee or agent of the Employer in his individual capacity for the payment of any benefits under this Plan.

7.03	No Assignment; Binding Effect: No interest of any Executive eligible to receive benefits under this Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. The provisions of this Plan shall be binding on each Executive (and on each person who claims a benefit under such person) and on the Employer, their successors and assigns.

7.04	Indebtedness: Indebtedness or obligations of the Executive to the Employer existing at the time of termination or arising during the one year period beginning on the Separation Date shall be set off against any benefit payable under this Plan.

7.05	Construction: This Plan shall be construed in accordance with the law of the State of Connecticut to the extent not preempted by federal laws. Headings and subheadings have been added only for convenience of reference and have no substantive effect whatsoever. All references to sections shall mean sections of this Plan.

7.06	Usage: Whenever applicable, the singular shall include the plural, the masculine shall include the feminine and vice versa when used in this Plan.